EXHIBIT 10.1

Reorganization Agreement

January 19, 2006

This Reorganization Agreement is entered between Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (Yangling) and Hunan Hua Yang Pharmaceutical Co., Ltd (used to be named “Hunan Changde Huaan Pharmaceutical Co., Ltd”)(Hua Yang Pharmaceuticals) and its shareholders Aibin Chen and Zhuobin Li (Shareholders of Hua Yang Pharmaceuticals).

Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (Yangling), a corporation registered at Shaanxi Province, located at #10 Tai Cheng South Rd., Yangling High-tech Demonstration Zone, Shaanxi, P.R. China. The legal representative of Yangling is Wenxia Guo.

Hunan Hua Yang Pharmaceutical Co., Ltd (Hua Yang Pharmaceuticals), a company registered at Hunan Province, located at An Xiang Industrial Park, An Xian County, Hunan, P.R. China. The legal representative of Hua Yang Pharmaceuticals is: Aibin Chen.

In order to optimize company’s resources, promote the cross-province development, satisfy the requirements of the market, Yangling and Hua Yang Pharmaceuticals would like to reorganize subject to terms and conditions hereunder after carefully considering the advantages of the two parties:

1.
Yangling and Hua Yang Pharmaceuticals agree to reorganize with the other party based on the principles of equality, free-will and mutual benefit. The Agreement shall be construed in accordance with the laws of People’s Republic of China. Aibin Chen is the legal representative of Hua Yang Pharmaceuticals and has been fully authorized to sign this agreement by all the shareholders of Hua Yang Pharmaceuticals.

2.
Yangling and Hua Yang Pharmaceuticals have acknowledged that the solid assets of Hua Yang Pharmaceuticals are 7,829,400 Ren Min Bi (RMB). The accurate number needs to be confirmed by the auditing report from international accounting firm.

3.
Yangling shall grant 482,800 shares of common stocks of Worldwide Biotech & Pharmaceutical Company (WWBP) which worth 3,992,800 RMB, to acquire 51% total shares of Hua Yang Pharmaceuticals, the share price of the WWBP’s common stocks is $1 per share, the exchange rate for RMB is $1 US for 8.27 RMB based on the foreign exchange rate on December 31, 2004.

After the reorganization, the capital structure of Hua Yang Pharmaceuticals is: Yangling controls 51% total shares of Hua Yang Pharmaceuticals, Aibin Chen controls 34% total shares of Hua Yang Pharmaceuticals and Zhuobin Li controls 15% total shares of Hua Yang Pharmaceuticals.

4.
With the cooperation of Hua Yang Pharmaceuticals, it’s the responsibility of Yangling to grant newly issued 482,800 shares of WWBP’s common stocks to the Shareholders of Hua Yang Pharmaceuticals, in which: 337,960 shares shall be granted to Aibin Chen and 144,840 shall be granted to Zhuobin Li.

5.
Shareholders of Hua Yang Pharmaceuticals acknowledge that there’s no any undisclosed debt, obligations, capital lost, any ongoing lawsuit and potential lawsuit against Hua Yang Pharmaceuticals, otherwise, Shareholders of Hua Yang Pharmaceuticals shall undertake all responsibilities.

6.
Shareholders of Hua Yang Pharmaceuticals shall assist Yangling to complete all the process or Business registration, Taxation, Registration at State Food and Drug Administration, Intellectual Property, trademark and any other related legal issues of reorganized company.

7.
The company after reorganization shall hire international accounting firm to audit financials of Hua Yang Pharmaceuticals. Shareholders of Hua Yang Pharmaceuticals shall assist international auditing company to finish the auditing work for the previous accounting period.

8.	Yangling has the right to assign the legal representative for the Board of Directors of the reorganized company.

9.	The reorganized company shall be governed by Chinese Corporation Law and the Article of Corporation, operation activities shall under the supervision, instruction and inspection of Yangling.

10.
When the reorganization transaction is closed, the two parties shall cooperation with each other to finish the alteration process of reorganized company and hire international accounting firm to auditing the financials.

11.	The Agreement can be amended by the amended agreement signed by both parties.

12.
Breaches of the agreement: If there’s any party breaches any terms of the agreement, the other party have the right to terminate the contract and request for compensation of all related damages, any disputes shall be resolved through arbitration or legal proceedings. The contract is governed by Chinese law and under the jurisdiction of the court in Xi’an.

13.	The Agreement is executed in six of counterparts, each party hold two copies and the other two copies were back up at the related authorities.

Yangling Daiying Biotech & Pharmaceutical Co., Ltd.

Legal Representative: Wenxia Guo

Signature: //s// Wenxia Guo

Hunan Hua Yang Pharmaceutical Co. Ltd.

Legal Representative

Or Authorized Representative: Aibin Chen

Signature: //s// Aibin Chen

Date: January 19, 2006